EXHIBIT 10.1

DEFINITIVE MERGER AGREEMENT

AGREEMENT AND PLAN OF MERGER, dated as of February 1, 2016 (the "Agreement"), among InoLife Technologies, Inc., a New York Corporation ("INOL") with its principal offices located at 6040 –A Six Forks Rd., #135, Raleigh, NC 27609 and 8687544 Canada, Inc. ("8687544") a Canadian Corporation with its principal offices located at 1 Yonge Street, Suite 1801, Toronto, Ontario, M5W 1W7 (care of: N3GU Capital Ltd.). 8687544 and INOL are collectively referred to herein as the "Parties".

RECITALS

WHEREAS, the respective boards of directors and shareholders of each of 8687544 and INOL have approved the merger into INOL (the "Merger") upon the terms, and subject to the conditions, set forth in this Agreement;

WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated there under (the "Code"); and

WHEREAS, 8687544 and INOL desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

I.1 Certain Definitions. The following terms shall, when used in this Agreement, have the following meanings:

"Acquisition" means the acquisition of any businesses, assets or property other than in the ordinary course, whether by way of the purchase of assets or stock, by merger, consolidation or otherwise.

"Affiliate" means, with respect to any Person: (i) any Person directly or indirectly owning, controlling or holding with power to vote ten percent (10%) or more of the outstanding voting securities of such other Person (other than passive or institutional investors); (ii) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; and (iv) any officer, director or partner of such other Person. "Control" for the foregoing purposes shall mean the possession, directly or indirectly, of the power to direct or cause the securities or voting interests, by contract or otherwise.

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"Business Day" means any day other than Saturday, Sunday or a day on which banking institutions in Los Angeles, California, are required or authorized to be closed.

"Code" means the United States Internal Revenue Code of 1986, as amended. "Collateral Documents" mean the Exhibits and any other documents, instruments and certificates to be executed and delivered by the Parties hereunder or there under.

"Commission" means the Securities and Exchange Commission or any Regulatory Authority that succeeds to its functions.

"8687544 Assets" mean all properties, assets, privileges, powers, rights, interests and claims of every type and description that are owned, leased, held, used or useful in 8687544 Business regarding "needle free injectors" commonly known as "INJEX"and in which 8687544 has any right, title or interest or in which 8687544 acquires any right, title or interest on or before the Closing Date, wherever located, whether known or unknown, and whether or not now or on the Closing Date on the books and records of 8687544, but excluding any of the foregoing, if any, transferred prior to the Closing pursuant to this Agreement or any Collateral Documents. A list of 8687544 Assets is attached hereto as "Schedule A – List of 8687544 Assets."

"8687544 Business" means the leasing and operating of 8687544 Assets.

"8687544 Common Stock" means the percentage of ownership and/or shares of 8687544.

"8687544 Shareholders" means, as of any particular date, the holders of 8687544 Common Stock on that date.

"Encumbrance" means any material mortgage, pledge, lien, encumbrance, charge, security interest, security agreement, conditional sale or other title retention agreement, limitation, option, assessment, restrictive agreement, restriction, adverse interest, restriction on transfer or exception to or material defect in title or other ownership interest (including restrictive covenants, leases and licenses).

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations there under.

"GAAP" means United States generally accepted accounting principles as in effect from time to time.

"Legal Requirement" means any statute, ordinance, law, rule, regulation, code, injunction, judgment, order, decree, ruling, or other requirement enacted, adopted or applied by any Regulatory Authority, including judicial decisions applying common law or interpreting any other Legal Requirement.

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"Losses" shall mean all damages, awards, judgments, assessments, fines, sanctions, penalties, charges, costs, expenses, payments, diminutions in value and other losses, however suffered or characterized, all interest thereon, all costs and expenses of investigating any claim, lawsuit or arbitration and any appeal there from, all actual attorneys', accountants' investment bankers' and expert witness' fees incurred in connection therewith, whether or not such claim, lawsuit or arbitration is ultimately defeated and, subject to Section 9.4, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration.

"Liability" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

"Material Adverse Effect" means a material adverse effect on (i) the assets, Liabilities, properties or business of the Parties, (ii) the validity, binding effect or enforceability of this Agreement or the Collateral Documents or (iii) the ability of any Party to perform its obligations under this Agreement and the Collateral Documents; provided, however, that none of the following shall constitute a Material Adverse Effect on INOL: (i) the filing, initiation and subsequent prosecution, by or on behalf of shareholders of any Party, of litigation that challenges or otherwise seeks damages with respect to the Merger, this Agreement and/or transactions contemplated thereby or hereby, (ii) occurrences due to a disruption of a Party's business as a result of the announcement of the execution of this Agreement or changes caused by the taking of action required by this Agreement, (iii) general economic conditions, or (iv) any changes generally affecting the industries in which a Party operates.

"Merger Shares" means the shares of 8687544 Common Stock deliverable by 8687544 in exchange for INOL Common Stock pursuant to Section 2.7.

"INOL Assets" mean all properties, assets, privileges, powers, rights, interests and claims of every type and description that are owned, leased, held, used or useful in the 8687544 Business and in which 8687544 or any of its Subsidiaries has any right, title or interest or in which 8687544 or any of its Subsidiaries acquires any right, title or interest on or before the Closing Date, wherever located, whether known or unknown, and whether or not now or on the Closing Date on the books and records of 8687544 or any of its Subsidiaries.

"INOL Business" means the business conducted by INOL.

"INOL Common Stock" means the common shares of INOL.

"INOL Securities Filings" means INOL's Annual Report on Form 10-KSB and its quarterly reports on Form 10-QSB, and all other reports filed and to be filed with the Commission prior to the Effective Time.

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"Permit" means any license, permit, consent, approval, registration, authorization, qualification or similar right granted by a Regulatory Authority.

"Permitted Liens" means (i) liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings; (ii) rights reserved to any Regulatory Authority to regulate the affected property; (iii) statutory liens of banks and rights of set off; (iv) as to leased assets, interests of the lessors and sublessors thereof and liens affecting the interests of the lessors and sublessors thereof; (v) inchoate material men's, mechanics', workmen's, repairmen's or other like liens arising in the ordinary course of business; (vi) liens incurred or deposits made in the ordinary course in connection with workers' compensation and other types of social security; (vii) licenses of trademarks or other intellectual property rights granted by INOL or 8687544, as the case may be, in the ordinary course and not interfering in any material respect with the ordinary course of the business of INOL or 8687544, as the case may be; and (viii) as to real property, any encumbrance, adverse interest, constructive or other trust, claim, attachment, exception to or defect in title or other ownership interest (including, but not limited to, reservations, rights of entry, rights of first refusal, possibilities of reverter, encroachments, easement, rights of way, restrictive covenants, leases, and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, under any contract or otherwise, that do not, individually or in the aggregate, materially and adversely affect or impair the value or use thereof as it is currently being used in the ordinary course.

"Person" means any natural person, corporation, partnership, trust, unincorporated organization, association, Limited Liability Company, Regulatory Authority or other entity.

"Proposed Acquisition" means any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving INOL pursuant to which the shareholders of INOL immediately preceding such transaction hold less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by INOL of assets representing in excess of fifty percent (50%) of the aggregate fair market value of INOL Business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by INOL), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of INOL.

"Regulatory Authority" means: (i) the United States of America; (ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like); (iii) Canada and any other foreign (as to the United States of America) sovereign entity and any political subdivision thereof; or (iv) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

"Representative" means any director, officer, employee, agent, consultant, advisor or other representative of a Person, including legal counsel, accountants and financial advisors.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations there under.

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"Subsidiary" of a specified Person means (a) any Person if securities having ordinary voting power (at the time in question and without regard to the happening of any contingency) to elect a majority of the directors, trustees, managers or other governing body of such Person are held or controlled by the specified Person or a Subsidiary of the specified Person; (b) any Person in which the specified Person and its subsidiaries collectively hold a fifty percent (50%) or greater equity interest; (c) any partnership or similar organization in which the specified Person or subsidiary of the specified Person is a general partner; or (d) any Person the management of which is directly or indirectly controlled by the specified Person and its Subsidiaries through the exercise of voting power, by contract or otherwise.

"Tax" means any U.S. or non U.S. federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible property, recording, occupancy, sales, use, transfer, registration, value added minimum, estimated or other tax of any kind whatsoever, including any interest, additions to tax, penalties, fees, deficiencies, assessments, additions or other charges of any nature with respect thereto, whether disputed or not.

"Tax Return" means any return, declaration, report, claim for refund or credit or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Treasury Regulations" means regulations promulgated by the U.S. Treasury Department under the Code.

ARTICLE II

THE MERGER

II.1 Merger; Surviving Entity. In accordance with and subject to the provisions of this Agreement and the New York Corporations Code ("DCC"), at the Effective Time 8687544 shall be merged with and into INOL (the "Merger"), and INOL shall be the surviving entity in the Merger (hereinafter sometimes called the "surviving entity") and shall continue its corporate existence under the laws of the State of New York. At the Effective Time, the separate existence of 8687544 shall cease. All properties, franchises and rights belonging to INOL and 8687544, by virtue of the Merger and without further act or deed, shall be vested in the surviving entity, which shall thenceforth be responsible for all the liabilities and obligations of each of 8687544 and INOL.

II.2 Articles of Incorporation. INOL's articles of incorporation, as in effect at the Effective Time, shall continue in full force and effect as the articles of incorporation of the Surviving entity until altered or amended as provided therein or by law.

II.3 By Laws. INOL's by laws, as in effect at the Effective Time, shall be the by laws of the surviving entity until altered, amended or repealed as provided therein or by law.

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II.4 INOL Current Assets. Upon completion of the business combination, INOL's assets shall remain within INOL and shall become a part of the combined new entity.

II.5 Effective Time. The Merger shall become effective at the time and date that the certificate of merger of each of 8687544 and INOL (the "Certificate of Merger"), in form and substance acceptable to the Parties, is accepted for filing by the Secretary of State of the State of New York in accordance with the provisions related thereto. The Certificate of Merger shall be executed by 8687544 and INOL and delivered to the Secretary of State of the State of New York for filing on the Closing Date. The date and time when the Merger becomes effective are referred to herein as the "Effective Time."

II.6 Merger Shares; Conversion and Cancellation of Securities.

Conversion of Company Common Stock. At the Effective Time, all assets of 8687544 Common Stock outstanding immediately before the Effective Time shall be converted, by virtue of the Merger, into thirty million (30,000,000) shares of INOL Common Stock (the "Merger Shares"). It is hereby agreed that upon closing the INOL will have no more than thrity-two million (32,000,000) shares issued and outstanding.

The allocation of the Merger Shares among 8687544 Shareholders shall be delivered to INOL at least one business day prior to the Closing; At the Effective Time, all 8687544 Shares shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each certificate formerly representing any issued or paid in respect thereof.

(a) Fractional Shares. No certificates or scrip evidencing fractional shares of  8687544 Stock shall be issued in exchange for INOL Common Stock. All fractional share amounts shall be rounded up to the nearest whole share.

(b) Reverse Split. It is hereby agreed that INOL shall conduct a reverse split  prior to closing, as a precondition to meeting the conditions of closing. However, after closing neither Party shall agree to a reverse split of the shares of the public company for a period of two (2) years from the Closing.

II.7 Surrender of Company Certificates.

(a) Exchange Procedures. Promptly after the Effective Time, 8687544 or its appointed designee shall mail to each holder of a certificate or certificates of its Common Stock ("Company Certificates") whose shares are converted into the right to receive the Merger Shares, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to INOL Certificates shall pass to 8687544, only upon delivery of INOL Certificates to 8687544 and which shall be in such form and have such other provisions as 8687544 may reasonably specify) and (ii) instructions for use in effecting the surrender of 8687544 Certificates in exchange for the Merger Shares and any dividends or other distributions pursuant to Section. Upon surrender of 8687544 Certificates for cancellation to 8687544, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such 8687544 Certificates shall be entitled to receive the Merger Shares in exchange therefore and 8687544 Certificates so surrendered shall forthwith be canceled. Notwithstanding the foregoing, if any 8687544 Certificate is lost, stolen, destroyed or mutilated, such holder shall provide evidence reasonably satisfactory to 8687544 as to such loss, theft, destruction or mutilation and an affidavit in form and substance satisfactory to 8687544, and, thereupon, such holder shall be entitled to receive the Merger Shares in exchange therefore and INOL Certificates so surrendered shall forthwith be canceled.

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(b) Required Withholding. In connection with any payment to any holder or former holder of INOL Common Stock, each of 8687544 and the surviving entity shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of 8687544 Common Stock such amounts as may be required to be deducted or withheld there from under the Code or under any provision of state, local or foreign tax law or under any other applicable laws. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(c) No Liability. Notwithstanding anything to the contrary in this Section 2.7, neither 8687544, the surviving entity nor any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law. If any 8687544 Certificate shall not have been surrendered prior to the date immediately prior to the date on which such property would otherwise escheat to or become the property of any Governmental or Regulatory Authority, any such property, to the extent permitted by applicable law, shall become the property of the surviving entity, free and clear of all claims or interest of any person previously entitled thereto.

(d) Termination. Any holders of 8687544 Certificates who have not complied with this ARTICLE II shall look only to 8687544 or the surviving entity for, and 8687544 and the surviving entity shall remain liable for, payment of their claim for Merger Shares and any dividends or distributions with respect to 8687544 Common Stock, without interest thereon.

II.8 Stock Transfer Books. At the Effective Time, the stock transfer books of 8687544 shall be closed, and there shall be no further registration of transfers of shares of 8687544 Common Stock thereafter on the records of INOL.

II.9 Restriction on Transfer. The Merger Shares may not be sold, transferred, or otherwise disposed of without registration under the Act or an exemption there from, and that in the absence of an effective registration statement covering the Merger Shares or any available exemption from registration under the Act, the Merger Shares must be held indefinitely. 8687544 Shareholders are aware that the Merger Shares may not be sold pursuant to Rule 144 promulgated under the Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about the Surviving Company.

II.10 Restrictive Legend. All certificates representing the Merger Shares shall contain the following legend:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE, ARE SUBJECT TO THE TERMS OF AN AGREEMENT AND PLAN OF MERGER, DATED AS OF JAUARY 2016, BETWEEN INOLIFE TECHNOLOGIES, INC. AND 8687544 CANADA, INC., A COPY OF WHICH IS ON FILE IN THE PRINCIPAL OFFICE OF THE ISSUER. FURTHER, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF WITHOUT REGISTRATION UNDER THE ACT OR AN EXEMPTION THEREFROM."

Closing. The closing of the transactions contemplated by this Agreement and the Collateral Documents (the "Closing") shall take place at the offices of Randall J. Lanham, Esq., Lanham & Lanham, LLC a professional law firm, located at 28562 Oso Parkway, Unit D, Rancho Santa Margarita, CA 92588, or at such other location as the parties may agree at 11:00 a.m., Pacific Time on the agreed date, which, shall be within sixty (60) days of the signing hereof (the "Closing Date").

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF INOL

INOL represents and warrants to 8687544 that the statements contained in this ARTICLE III are correct and complete as of the date of this Agreement and, except as provided in Section 7.1, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE III, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by this Agreement).

III.1 Organization and Qualification. INOL is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of New York. INOL has all requisite power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. INOL is duly qualified or licensed to do business in and is in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it make such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed would not have a Material Adverse Effect on INOL or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of INOL to perform its obligations under this Agreement or any of the Collateral Documents.

III.2 Capitalization.

(a) The authorized capital stock and other ownership interests of INOL consist of 50,000,000 preferred shares authorized of which 49,079,160 have been issued and 5,000,000,000 shares of common stock, of which 77,570,492 shares were issued and outstanding as of the date hereof. With zero options and/or warrants outstanding. All of the outstanding INOL Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. It is anticipated that the number of shares of common stock will increase as a result of private placements to be conducted after the date hereof.

(b) Other than what has been described herein, there are no outstanding or authorized options, warrants, purchase rights, preemptive rights or other contracts or commitments that could require INOL to issue, sell, or otherwise cause to become outstanding any of its capital stock or other ownership interests (collectively "Options").

(c) All of the issued and outstanding shares and warrants of INOL Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and have been issued in compliance with applicable securities laws and other applicable Legal Requirements or transfer restrictions under applicable securities laws.

III.3 Authority and Validity. INOL has all requisite corporate power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement (subject to the approval of INOL Shareholders as contemplated by Section 5.4 and to receipt of any consents, approvals, authorizations or other matters referred to in Section 5.4). The execution and delivery by INOL of, the performance by INOL of its obligations under, and the consummation by INOL of the transactions contemplated by, this Agreement have been duly authorized by all requisite action of INOL (subject to the approval of INOL Shareholders as contemplated by Section 5.4). This Agreement has been duly executed and delivered by INOL and (assuming due execution and delivery by the 8687544 Parties and approval by INOL Shareholders) is the legal, valid, and binding obligation of INOL, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles. Upon the execution and delivery of the Collateral Documents by each Person (other than by the 8687544 Parties) that is required by this Agreement to execute, or that does execute, this Agreement or any of the Collateral Documents, and assuming due execution and delivery thereof by the 8687544 Parties, the Collateral Documents will be the legal, valid and binding obligations of INOL, enforceable against INOL in accordance with their respective terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

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III.4 No Breach or Violation. Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Regulatory Authorities and Persons identified herein, the execution, delivery and performance by INOL of this Agreement and the Collateral Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of INOL under, or result in the creation or imposition of any Encumbrance upon INOL, INOL Assets, INOL Business or INOL Common Stock by reason of the terms of (i) the articles of incorporation, by laws or other charter or organizational document of INOL or any Subsidiary of INOL, (ii) any material contract, agreement, lease, indenture or other instrument to which INOL is a party or by or to which INOL, or the Assets may be bound or subject and a violation of which would result in a Material Adverse Effect on INOL, (iii) any order, judgment, injunction, award or decree of any arbitrator or Regulatory Authority or any statute, law, rule or regulation applicable to INOL or (iv) any Permit of INOL, which in the case of (ii), (iii) or (iv) above would have a Material Adverse Effect on INOL or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of INOL to perform its obligations under this Agreement or any of the Collateral Documents.

III.5 Consents and Approvals. Except for requirements described in Schedule 3.5, no consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by INOL in connection with the execution, delivery and performance by INOL of this Agreement or any Collateral Document or for the consummation by INOL of the transactions contemplated hereby or thereby, except to the extent the failure to obtain any such consent, approval, authorization or order or to make any such registration or filing would not have a Material Adverse Effect on INOL or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of INOL to perform its obligations under this Agreement or any of the Collateral Documents.

III.6 Intellectual Property. To the knowledge of INOL, INOL has good title to or the right to use all material company intellectual property rights and all material inventions, processes, designs, formulae, trade secrets and know how necessary for the operation of INOL Business without the payment of any royalty or similar payment.

III.7 Compliance with Legal Requirements. INOL has operated INOL Business in compliance with all Legal Requirements applicable to INOL except to the extent the failure to operate in compliance with all material Legal Requirements would not have a Material Adverse Effect on INOL or Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

III.8 Financial Statements. Prior to the Closing Date INOL shall provide 8687544 with financial statements of INOL as of February 24, 2015 and statements of operations, stockholders' equity and cash flows for the year then ended. Such financial statements ("Company Financial Statements") have or will have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a basis consistent throughout all periods presented, present fairly in all material respects the financial condition of INOL and its results of operations as of the date and for the periods indicated.

III.9 Litigation. There are no outstanding judgments or orders against or otherwise affecting or related to INOL, INOL Business or INOL Assets and there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to INOL's knowledge, threatened that, if adversely determined, would have a Material Adverse Effect on INOL or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents, except as noted in the Company Financial Statements or documented by INOL to 8687544.

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III.10 Taxes. INOL has duly and timely filed in proper form all Tax Returns for all Taxes required to be filed with the appropriate Regulatory Authority, and has paid all taxes required to be paid in respect thereof except where such failure would not have a Material Adverse Effect on INOL, except where, if not filed or paid, the exception(s) have been documented by INOL to 8687544.

III.11 Books and Records. The books and records of INOL accurately and fairly represent INOL Business and its results of operations in all material respects.

III.12 Brokers or Finders. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by INOL and/or its Affiliates/Representatives in connection with the transactions contemplated by this Agreement, neither INOL, nor any of its Affiliates/Representatives have incurred any obligation to pay any brokerage or finder's fee or other commission in connection with the transaction contemplated by this Agreement.

III.13 Proxies. INOL management holds, or prior to the Closing will hold, irrevocable proxies from INOL Shareholders adequate to ensure Company Shareholder approval of the Merger as required by applicable law.

III.14 Disclosure. No representation or warranty of INOL in this Agreement or in the Collateral Documents and no statement in any certificate furnished or to be furnished by INOL pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on the Closing Date, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

III.15 No Undisclosed Liabilities. INOL is not subject to any material liability (including unasserted claims), absolute or contingent, which is not shown or which is in excess of amounts shown or reserved for in the balance sheet as of February 24, 2015, other than liabilities of the same nature as those set forth in INOL Financial Statements and reasonably incurred in the ordinary course of its business after February 24, 2015.

III.16 Absence of Certain Changes. Since February 24, 2015, INOL has not: (a) suffered any material adverse change in its financial condition, assets, liabilities or business; (b) contracted for or paid any capital expenditures; (c) incurred any indebtedness or borrowed money, issued or sold any debt or equity securities, declared any dividends or discharged or incurred any liabilities or obligations except in the ordinary course of business as heretofore conducted; (d) mortgaged, pledged or subjected to any lien, lease, security interest or other charge or encumbrance any of its properties or assets; (e) paid any material amount on any indebtedness prior to the due date, forgiven or cancelled any material amount on any indebtedness prior to the due date, forgiven or cancelled any material debts or claims or released or waived any material rights or claims; (f) suffered any damage or destruction to or loss of any assets (whether or not covered by insurance); (g) acquired or disposed of any assets or incurred any liabilities or obligations; (h) made any payments to its affiliates or associates or loaned any money to any person or entity; (i) formed or acquired or disposed of any interest in any corporation, partnership, limited liability company, joint venture or other entity; (j) entered into any employment, compensation, consulting or collective bargaining agreement or any other agreement of any kind or nature with any person. or group, or modified or amended in any respect the terms of any such existing agreement; (k) entered into any other commitment or transaction or experience any other event that relates to or affect in any way this Agreement or to the transactions contemplated hereby, or that has affected, or may adversely affect INOL's business, operations, assets, liabilities or financial condition; or (1) amended its Articles of Organization or By-laws, except as otherwise contemplated herein.

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III.17 Contracts. A true and complete list of all contracts, agreements, leases, commitments or other understandings or arrangements, written or oral, express or implied, to which INOL is a party or by which it or any of its property is bound or affected requiring payments to or from, or incurring of liabilities by, INOL in excess of $100,000 (the "Contracts"). INOL has complied with and performed, in all material respects, all of its obligations required to be performed under and is not in default with respect to any of the Contracts, as of the date hereof, nor bas any event occurred which has not been cured which, with or without the giving of notice, lapse of time, or both, would constitute a default in any respect there under. To the best knowledge of INOL, no other party has failed to comply with or perform, in all material respects, any of its obligations required to be performed under or is in material default with respect to any such Contracts, as of the date hereof, nor has any event occurred which, with or without the giving of notice, lapse of time or both, would constitute a material default in any respect by such party there under. INOL knows of and has no reason to believe that there are any facts or circumstances which would make a material default by any party to any contract or obligation likely to occur subsequent to the date hereof.

III.18 Permits and Licenses. INOL has all certificates of occupancy, rights, permits, certificates, licenses, franchises, approvals and other authorizations as are reasonably necessary to conduct its business and to own, lease, use, operate and occupy its assets, at the places and in the manner now conducted and operated, except those the absence of which would not materially adversely affect its business. INOL has not received any written or oral notice or claim pertaining to the failure to obtain any material permit, certificate, license, approval or other authorization required by any federal, state or local agency or other regulatory body, the failure of which to obtain would materially and adversely affect its business.

III.19 Assets Necessary to Business. INOL owns or leases all properties and assets, real, personal, and mixed, tangible and intangible, and is a party to all licenses, permits and other agreements necessary to permit it to carry on its business as presently conducted.

III.20 Labor Agreements and Labor Relations. INOL has no collective bargaining or union contracts or agreements. INOL is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practices; there are no charges of discrimination or unfair labor practice charges" or complaints against INOL pending or threatened before any governmental or regulatory agency or authority; and, there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting INOL.

III.21 Employment Arrangements. INOL has no employment or consulting agreements or arrangements, written or oral, which are not terminable at the will of INOL, or any pension, profit-sharing, option, other incentive plan, or any other type of employment benefit plan as defined in ERISA or otherwise, or any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance or other benefits. No employee of INOL is in violation of any employment agreement or restrictive covenant.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE 8687544 PARTIES

Each of the 8687544 Parties, jointly and severally, represents and warrants to INOL that the statements contained in this ARTICLE IV are correct and complete as of the date of this Agreement and, except as provided in Section 8.1, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE IV, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for changes contemplated or permitted by the Agreement).

IV.1 Organization and Qualification. 8687544 has all requisite power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. 8687544 is duly qualified or licensed to do business in and are each in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it makes such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on 8687544 or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of INOL or 8687544 to perform its obligations under this Agreement or any of the Collateral Documents.

IV.2 Capitalization.

(a) The authorized capital stock of 8687544 consists of 100 Common Stock shares issued and outstanding. The shares of 8687544 Common Stock included in the Merger Shares, when issued in accordance with this Agreement, will have been duly authorized, validly issued and outstanding and will be fully paid and non-assessable. Immediately upon execution hereon.

(b) Schedule 4.2(b) lists all outstanding or authorized options, warrants, purchase rights, preemptive rights or other contracts or commitments that could require 8687544 or any of its Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its capital stock or other ownership interests.

(c) All of the issued and outstanding shares of 8687544 Capital Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (with respect to Subsidiaries that are corporations) and have been issued in compliance with applicable securities laws and other applicable Legal Requirements.

IV.3 Authority and Validity. Each 8687544 Party has all requisite power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Collateral Documents. The execution and delivery by each 8687544 Party of the performance by each 8687544 Party of its obligations under, and the consummation by each 8687544 Party of the transactions contemplated by, this Agreement and the Collateral Documents have been duly authorized by all requisite action of each 8687544 Party. This Agreement has been duly executed and delivered by each of the 8687544 Parties and (assuming due execution and delivery by INOL) is the legal, valid and binding obligation of each 8687544 Party, enforceable in accordance with its terms except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles. Upon the execution and delivery by each of the 8687544 Parties of the Collateral Documents to which each of them is a party, and assuming due execution and delivery thereof by the other parties thereto, the Collateral Documents will be the legal, valid and binding obligations of each such Person, as the case may be, enforceable against each of them in accordance with their respective terms except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

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IV.4 No Breach or Violation. Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Regulatory Authorities and Persons identified herein, the execution, delivery and performance by the 8687544 Parties of this Agreement and the Collateral Documents to which each is a party and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of any 8687544 Party under, or result in the creation or imposition of any Encumbrance upon the property of any 8687544 Party by reason of the terms of (i) the articles of incorporation, by laws or other charter or organizational document of any 8687544 Party, (ii) any contract, agreement, lease, indenture or other instrument to which any 8687544 Party is a party or by or to which any 8687544 Party or its property may be bound or subject and a violation of which would result in a Material Adverse Effect on 8687544 taken as a whole, (iii) any order, judgment, injunction, award or decree of any arbitrator or Regulatory Authority or any statute, law, rule or regulation applicable to any 8687544 Party or (iv) any Permit of 8687544 or Merger Sub, which in the case of (ii), (iii) or (iv) above would have a Material Adverse Effect on 8687544 or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of any 8687544 Party to perform its obligations hereunder or there under.

IV.5 Consents and Approvals. Except for requirements under applicable United States or state securities laws, no consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by any 8687544 Party in connection with the execution, delivery and performance by them of this Agreement or any Collateral Documents or for the consummation by them of the transactions contemplated hereby or thereby, except to the extent the failure to obtain such consent, approval, authorization or order or to make such registration or filings or to give such notice would not have a Material Adverse Effect on 8687544 or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of INOL or 8687544 to perform its obligations under this Agreement or any of the Collateral Documents.

IV.6 Compliance with Legal Requirements. The officers and Directors have operated the 8687544 Business in compliance with all material Legal Requirements including, without limitation, the Exchange Act and the Securities Act applicable to 8687544, except to the extent the failure to operate in compliance with all material Legal Requirements, would not have a Material Adverse Effect on 8687544 or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

IV.7 Litigation. There are no outstanding judgments or orders against or otherwise affecting or related to 8687544, or their business or assets; and there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to the best knowledge of 8687544, threatened that, that has not been disclosed and if adversely determined, would have a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

IV.8 Ordinary Course. Since the date of the balance sheet included in the most recent 8687544 Securities Filings filed through the date hereof, there has not been any occurrence, event, incident, action, failure to act or transaction involving 8687544, which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on 8687544.

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IV.9 Assets and Liabilities. As of the date of this Agreement, neither 8687544 nor any of its Subsidiaries has any Assets or Liability, except for the (i) Assets and Liabilities disclosed in the balance sheet disclosed to INOL through the date hereof or disclosed on Schedule 4.9 and (ii) Liabilities incurred in connection with this Agreement.

IV.10 Taxes. 8687544 has, and each of its Subsidiaries has, duly and timely filed in proper form all Tax Returns for all Taxes required to be filed with the appropriate Governmental Authority, except where such failure to file would not have a Material Adverse Effect on 8687544.

IV.11 Books and Records. The books and records of 8687544 and its Subsidiaries accurately and fairly represent the 8687544 Business and its results of operations in all material respects. All accounts receivable and inventory of the 8687544 Business are reflected properly on such books and records in all material respects.

IV.12 Financial and Other Information.

(a) The historical financial statements of 8687544 and all subsidiaries will be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto), and present fairly the financial condition of 8687544 and its results of operations as of the dates and for the periods indicated, subject in the case of the unaudited financial statements only to normal year end adjustments (none of which will be material in amount) and the omission of footnotes.

(b) To the knowledge of current management, the 8687544's financials do not contain (directly or by incorporation by reference) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (or incorporated therein by reference), in light of the circumstances under which they were or will be made, not misleading.

IV.13 Brokers or Finders. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by 8687544 and/or its Affiliates/Representatives in connection with the transactions contemplated by this Agreement, neither 8687544, nor any of its Affiliates/Representatives have incurred any obligation to pay any brokerage or finder's fee or other commission in connection with the transaction contemplated by this Agreement.

IV.14 Disclosure. No representation or warranty of 8687544 in this Agreement or in the Collateral Documents and no statement in any certificate furnished or to be furnished by 8687544 pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on the Closing Date, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

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IV.15 Filings. 8687544 has or will make all of the filings required by the Securities Act of 1933, as amended, and the Exchange Act of 1934, as amended, that are required to be made, if any, and no such filing contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made, not misleading.

IV.16 Conduct of Business. Prior to the Closing Date, 8687544 shall conduct its business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of INOL, except in the regular course of business. Except as otherwise provided herein, 8687544 shall not amend its Articles of Incorporation or By-Laws, declare dividends, redeem or sell stock or other securities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any material balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount or enter into any other transaction other than in the regular course of business.

ARTICLE V

COVENANTS OF INOL

Between the date of this Agreement and the Closing Date:

V.1 Additional Information. INOL shall provide to 8687544 and its Representatives such financial, operating and other documents, data and information relating to INOL, INOL Business and INOL Assets and Liabilities of INOL, as 8687544 or its Representatives may reasonably request. In addition, INOL shall take all action necessary to enable 8687544 and its Representatives to review, inspect and audit INOL Assets, INOL Business and Liabilities of INOL and discuss them with INOL's officers, employees, independent accountants, customers, licensees, and counsel. Notwithstanding any investigation that 8687544 may conduct of INOL, INOL Business, INOL Assets and the Liabilities of INOL, 8687544 may fully rely on INOL's warranties, covenants and indemnities set forth in this Agreement.

V.2 Consents and Approvals. As soon as practicable after execution of this Agreement, INOL shall use commercially reasonable efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give any notice to, any Regulatory Authority or Person as is required to be obtained, made or given by INOL to consummate the transactions contemplated by this Agreement and the Collateral Documents.

V.3 Non-circumvention. It is understood that in connection with the transactions contemplated hereby, 8687544 has been and will be seeking to find investors willing to provide loans and/or capital investments to finance business plans. In connection therewith, INOL will not, and it will cause its directors, officers, employees, agents and representatives not to attempt, directly or indirectly, (i) to contact any party introduced to it by 8687544, or (ii) deal with, or otherwise become involved in any transaction with any party which has been introduced to it by 8687544, without the express written permission of the introducing party and without having entered into a commission agreement with the introducing party. Any violation of the covenant shall be deemed an attempt to circumvent 8687544, and the party so violating this covenant shall be liable for damages in favor of the circumvented party.

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V.4 No Solicitations. From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to ARTICLE X, INOL will not nor will it authorize or permit any of its officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by it, directly or indirectly, (i) solicit or initiate the making, submission or announcement of any other acquisition proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non public information with respect to any other acquisition proposal, (iii) engage in discussions with any Person with respect to any other acquisition proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any other acquisition proposal or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any other acquisition proposal.

V.5 Notification of Adverse Change. INOL shall promptly notify 8687544 of any material adverse change in the condition (financial or otherwise) of INOL.

V.6 Meeting of INOL Shareholders. Promptly after the date hereof, if required under applicable law, INOL will take all action necessary in accordance with its articles of incorporation and by-laws to convene a meeting of INOL's shareholders to consider the adoption and approval of this Agreement and approval of the Merger to be held as promptly as practicable. INOL will use its reasonable efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the NCC to obtain such approvals. In lieu of such meeting, the adoption and approval of this Agreement and the Merger may be approved by shareholder consent.

V.7 Notification of Certain Matters. INOL shall promptly notify 8687544 of any fact, event, circumstance or action known to it that is reasonably likely to cause INOL to be unable to perform any of its covenants contained herein or any condition precedent in ARTICLE VII not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to 8687544 pursuant to this Agreement or the existence or occurrence of which would cause any of INOL's representations or warranties under this Agreement not to be correct and/or complete. INOL shall give prompt written notice to 8687544 of any adverse development causing a breach of any of the representations and warranties in ARTICLE III as of the date made.

V.8 INOL Disclosure Schedule. INOL shall, from time to time prior to Closing, supplement INOL Disclosure Statement with additional information that, if existing or known to it on the date of delivery to 8687544, would have been required to be included therein. For purposes of determining the satisfaction of any of the conditions to the obligations of 8687544 in ARTICLE VII, INOL Disclosure Statement shall be deemed to include only (a) the information contained therein on the date of this Agreement and (b) information added to INOL Disclosure Statement by written supplements delivered prior to Closing by INOL that (i) are accepted in writing by 8687544, or (ii) reflect actions taken or events occurring after the date hereof prior to Closing.

V.9 State Statutes. INOL and its Board of Directors shall, if any state takeover statute or similar law is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby.

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V.10 Conduct of Business. Prior to the Closing Date, INOL shall conduct its business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of 8687544, except in the regular course of business. Except as otherwise provided herein, INOL shall not amend its Articles of Incorporation or Bylaws, declare dividends, redeem or sell stock or other securities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any material balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount, or enter into any other transaction other than in the regular course of business.

V.11 Securities Filings. INOL will timely file all reports and other documents relating to the operation of INOL required to be filed with the Securities and Exchange Commission, which reports and other documents do not and will not contain any misstatement of a material fact, and do not and will not omit any material fact necessary to make the statements therein not misleading.

V.12 Election to INOL's Board of Directors. At the Effective Time of the Merger, INOL shall take all steps necessary so that there will be a one (1) continuing director (the "INOL Director") and the remaining directors shall be designated by 8687544.

ARTICLE VI

COVENANTS OF 8687544

Between the date of this Agreement and the Closing Date:

VI.1 Additional Information. 8687544 shall provide to INOL and its Representatives such financial, operating and other documents, data and information relating to 8687544, the 8687544 Business and the 8687544 Assets and the Liabilities of 8687544 and its Subsidiaries, as INOL or its Representatives may reasonably request. In addition, INOL shall take all action necessary to enable INOL and its Representatives to review and inspect the 8687544 Assets, the 8687544 Business and the Liabilities of 8687544 and discuss them with INOL's officers, employees, independent accountants and counsel. Notwithstanding any investigation that INOL may conduct of 8687544, the 8687544 Business, the 8687544 Assets and the Liabilities of 8687544, INOL may fully rely on 8687544's warranties, covenants and indemnities set forth in this Agreement.

VI.2 No Solicitations. From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to ARTICLE X, 8687544 will not nor will it authorize or permit any of its officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by it, directly or indirectly, (i) solicit or initiate the making, submission or announcement of any other acquisition proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non public information with respect to any other acquisition proposal, (iii) engage in discussions with any Person with respect to any other acquisition proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any other acquisition proposal or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any other acquisition proposal.

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VI.3 Notification of Adverse Change. 8687544 shall promptly notify INOL of any material adverse change in the condition (financial or otherwise) of 8687544.

VI.4 Consents and Approvals. As soon as practicable after execution of this Agreement, 8687544 shall use its commercially reasonable efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give notice to, any Regulatory Authority or Person as is required to be obtained, made or given by 8687544 to consummate the transactions contemplated by this Agreement and the Collateral Documents.

VI.5 Notification of Certain Matters. 8687544 shall promptly notify INOL of any fact, event, circumstance or action known to it that is reasonably likely to cause 8687544 to be unable to perform any of its covenants contained herein or any condition precedent if not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to INOL pursuant to this Agreement or the existence or occurrence of which would cause 8687544's representations or warranties under this Agreement not to be correct and/or complete. 8687544 shall give prompt written notice to INOL of any adverse development causing a breach of any of the representations and warranties in ARTICLE IV.

VI.6 8687544 Disclosure Schedule. 8687544 shall, from time to time prior to Closing, supplement the 8687544 Disclosure Statement with additional information that, if existing or known to it on the date of this Agreement, would have been required to be included therein. For purposes of determining the satisfaction of any of the conditions to the obligations of INOL in the 8687544 Disclosure Statement shall be deemed to include only (a) the information contained therein on the date of delivery to INOL and (b) information added to the 8687544 Disclosure Statement by written supplements delivered prior to Closing by 8687544 that (i) are accepted in writing by INOL or (ii) reflect actions taken or events occurring after the date hereof and prior to Closing.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES

All obligations of the 8687544 Parties under this Agreement shall be subject to the fulfillment at or prior to Closing of each of the following conditions, it being understood that the 8687544 Parties may, in their sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

VII.1 Accuracy of Representations. All representations and warranties of INOL contained in this Agreement, the Collateral Documents and any certificate delivered by any of INOL at or prior to Closing shall be, if specifically qualified by materiality, true in all respects and, if not so qualified, shall be true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date and except for changes contemplated or permitted by this Agreement. INOL shall have delivered to 8687544 a certificate dated the Closing Date to the foregoing effect.

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VII.2 Covenants. INOL shall, in all material respects, have performed and complied with each of the covenants, obligations and agreements contained in this Agreement and the Collateral Documents that are to be performed or complied with by them at or prior to Closing. INOL shall have delivered to 8687544 a certificate dated the Closing Date to the foregoing effect.

VII.3 Consents and Approvals. All consents, approvals, permits, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person as provided herein.

VII.4 Delivery of Documents. INOL shall have delivered, or caused to be delivered, to 8687544 the following documents:

(i) Certified copies of INOL articles of incorporation and by laws and certified resolutions of the board of directors and Shareholders of INOL authorizing the execution of this Agreement and the Collateral Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.

(ii) Such other documents and instruments as 8687544 may reasonably request: (A) to evidence the accuracy of INOL's representations and warranties under this Agreement, the Collateral Documents and any documents, instruments or certificates required to be delivered hereunder; (B) to evidence the performance by INOL of, or the compliance by INOL with, any covenant, obligation, condition and agreement to be performed or complied with by INOL under this Agreement and the Collateral Documents; or (C) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Collateral Documents.

(iii) Letters of resignation from INOL's current officers and directors to be effective upon the Closing.

(iv) Board resolutions from INOL's current directors appointing the designees of 8687544 to INOL's board of directors.

VII.5 No Material Adverse Change. Since the date hereof, there shall have been no material adverse change in INOL Assets, INOL Business or the financial condition or operations of INOL, taken as a whole.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF INOL

All obligations of INOL under this Agreement shall be subject to the fulfillment at or prior to Closing of the following conditions, it being understood that INOL may, in its sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

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VIII.1 Accuracy of Representations. All representations and warranties of 8687544 contained in this Agreement and the Collateral Documents and any other document, instrument or certificate delivered by any of 8687544 at or prior to the Closing shall be, if specifically qualified by materiality, true and correct in all respects and, if not so qualified, shall be true and correct in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date and except for changes contemplated or permitted by this Agreement. 8687544 shall have delivered to INOL a certificate dated the Closing Date to the foregoing effect.

VIII.2 Covenants. 8687544 shall, in all material respects, have performed and complied with each obligation, agreement, covenant and condition contained in this Agreement and the Collateral Documents and required by this Agreement and the Collateral Documents to be performed or complied with by 8687544 at or prior to Closing. 8687544 shall have delivered to INOL a certificate dated the Closing Date to the foregoing effect.

VIII.3 Consents and Approvals. All consents; approvals, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person as provided herein.

VIII.4 Delivery of Documents. 8687544, as applicable, shall have executed and delivered, or caused to be executed and delivered, to INOL the following documents:

(i) Documents and instruments as INOL may reasonably request: (A) to evidence the accuracy of the representations and warranties of 8687544 under this Agreement and the Collateral Documents and any documents, instruments or certificates required to be delivered hereunder; (B) to evidence the performance by 8687544 of, or the compliance by 8687544 with, any covenant, obligation, condition and agreement to be performed or complied with by 8687544 under this Agreement and the Collateral Documents; or (C) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Collateral Documents, including:

VIII.5 No Material Adverse Change. There shall have been no material adverse change in the business, financial condition or operations of 8687544 and its Subsidiaries taken as a whole.

VIII.6 No Litigation. No action, suit or proceeding shall be pending or threatened by or before any Regulatory Authority and no Legal Requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement and the Collateral Documents that would: (i) prevent consummation of any of the transactions contemplated by this Agreement and the Collateral Documents; (ii) cause any of the transactions contemplated by this Agreement and the Collateral Documents to be rescinded following consummation; or (iii) have a Material Adverse Effect on 8687544.

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ARTICLE IX

INDEMNIFICATION

IX.1 Indemnification by INOL. INOL shall indemnify, defend and hold harmless (i) 8687544, (ii) each of 8687544's assigns and successors in interest to INOL Shares, and (iii) each of their respective shareholders, members, partners, directors, officers, managers, employees, agents, attorneys and representatives, from and against any and all Losses which may be incurred or suffered by any such party and which may arise out of or result from any breach of any material representation, warranty, covenant or agreement of INOL contained in this Agreement. All claims to be assorted hereunder must be made for the first anniversary of the Closing.

IX.2 Indemnification by the 8687544 Parties. The 8687544 Parties shall indemnify, defend and hold harmless INOL and each of INOL Shareholders from and against any and all Losses which may be incurred or suffered by any such party hereto and which may arise out of or result from any breach of any material representation, warranty, covenant or agreement of the 8687544 Parties contained in this Agreement. All claims to be assorted hereunder must be made for the first anniversary of the Closing.

IX.3 Notice to Indemnifying Party. If any party (the "Indemnified Party") receives notice of any claim or other commencement of any action or proceeding with respect to which any other party (or parties) (the "Indemnifying Party") is obligated to provide indemnification pursuant to Sections 9.1 or 9.2, the Indemnified Party shall promptly give the Indemnifying Party written notice thereof, which notice shall specify in reasonable detail, if known, the amount or an estimate of the amount of the liability arising here from and the basis of the claim. Such notice shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder, but the failure of the Indemnified Party to give prompt notice of a claim shall not adversely affect the Indemnified Party's right to indemnification hereunder unless the defense of that claim is materially prejudiced by such failure. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 9.4.

IX.4 Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding (i) if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim (subject to any limitations on such liability contained in this Agreement) and (ii) if it provides assurances, reasonably satisfactory to the Indemnified Party, that it will be financially able to satisfy such claims in full if the same are decided adversely. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, it may use counsel of its choice to prosecute such defense, subject to the approval of such counsel by the Indemnified Party, which approval shall not be unreasonably withheld or delayed. In this regard, Randall Lanham, Esq. is hereby approved by 8687544 as counsel to INOL (in its capacity as the Indemnifying Party). The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that if the Indemnified Party, in its sole discretion, determines that there exists a conflict of interest between the Indemnifying Party (or any constituent party thereof) and the Indemnified Party, the Indemnified Party (or any constituent party thereof) shall have the right to engage separate counsel, the reasonable costs and expenses of which shall be paid by the Indemnified Party. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall take all steps necessary to pursue the resolution thereof in a prompt and diligent manner. The Indemnifying Party shall be entitled to consent to a settlement of, or the stipulation of any judgment arising from, any such claim or legal proceeding, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that no such consent shall be required from the Indemnified Party if (i) the Indemnifying Party pays or causes to be paid all Losses arising out of such settlement or judgment concurrently with the effectiveness thereof (as well as all other Losses theretofore incurred by the Indemnified Party which then remain unpaid or unreimbursed), (ii) in the case of a settlement, the settlement is conditioned upon a complete release by the claimant of the Indemnified Party and (iii) such settlement or judgment does not require the encumbrance of any asset of the Indemnified Party or impose any restriction upon its conduct of business.

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ARTICLE X

TERMINATION

X.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time.

(a) by mutual written agreement of 8687544 and INOL hereto duly authorized by action taken by or on behalf of their respective Boards of Directors; or

(b) by either INOL or 8687544 upon notification to the non terminating party by the terminating party:

(i) if the terminating party is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement on the part of the non terminating party set forth in this Agreement such that the conditions will not be satisfied; provided, however, that if such breach is curable by the non terminating party and such cure is reasonably likely to be completed prior to the date specified in Section 10.1(b)(i), then, for so long as the non terminating party continues to use commercially reasonable efforts to effect and cure, the terminating party may not terminate pursuant to this Section 10.1(b)(i);

(ii) if the Closing has not transpired on or before December 31, 2016.

(iii) if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an order making illegal or otherwise permanently restricting, preventing or otherwise prohibiting the Merger and such order shall have become final; or

X.2 Effect of Termination. If this Agreement is validly terminated by either INOL or 8687544 pursuant to Section 10.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of the parties hereto, except that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

ARTICLE XI

MISCELLANEOUS

XI.1 Parties Obligated and Benefited. This Agreement shall be binding upon the Parties and their respective successors by operation of law and shall inure solely to the benefit of the Parties and their respective successors by operation of law, and no other Person shall be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the other Party, no Party may assign this Agreement or the Collateral Documents or any of its rights or interests or delegate any of its duties under this Agreement or the Collateral Documents.

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XI.2 Publicity. The initial press release shall be a joint press release and thereafter INOL and 8687544 each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Regulatory Authorities (including any national securities inter dealer quotation service) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities inter dealer quotation service.

XI.3 Notices. Any notices and other communications required or permitted hereunder shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by telex or facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type and with physical delivery of the communication being made by one or the other means specified in this Section as promptly as practicable thereafter). Notices shall be addressed as follows:

If to 8687544 to:	Randall J. Lanham, Esq. 28562 Oso Parkway Unit D Rancho Santa Margarita, CA 92688

If to INOL to:	Randall J. Lanham, Esq. 28562 Oso Parkway Unit D Rancho Santa Margarita, CA 92688

Any Party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section.

XI.4 Attorneys' Fees. In the event of any action or suit based upon or arising out of any alleged breach by any Party of any representation, warranty, covenant or agreement contained in this Agreement or the Collateral Documents, the prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs of such action or suit from the other Party.

XI.5 Headings. The Article and Section headings of this Agreement are for convenience only and shall not constitute a part of this Agreement or in any way affect the meaning or interpretation thereof.

XI.6 Choice of Law. This Agreement and the rights of the Parties under it shall be governed by and construed in all respects in accordance with the laws of the State of New York, without giving effect to any choice of law provision or rule (whether of the State of California or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of New York).

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XI.7 Rights Cumulative. All rights and remedies of each of the Parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

XI.8 Further Actions. The Parties shall execute and deliver to each other, from time to time at or after Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

XI.9 Time of the Essence. Time is of the essence under this Agreement. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act shall be extended to the next succeeding Business Day.

XI.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

XI.11 Entire Agreement. This Agreement (including the Exhibits, INOL Disclosure Statement, the 8687544 Disclosure Statement and any other documents, instruments and certificates referred to herein, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the Parties.

XI.12 Survival of Representations and Covenants. Notwithstanding any right of 8687544 to fully investigate the affairs of INOL and notwithstanding any knowledge of facts determined or determinable by 8687544 pursuant to such investigation or right of investigation, 8687544 shall have the right to rely fully upon the representations, warranties, covenants and agreements of INOL contained in this Agreement. Each representation, warranty, covenant and agreement of INOL contained herein shall survive the execution and delivery of this Agreement and the Closing and shall thereafter terminate and expire on the first anniversary of the Closing Date unless, prior to such date, 8687544 has delivered to INOL Shareholders a written notice of a claim with respect to such representation, warranty, covenant or agreement.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

Dated: February 1, 2016	8687544 Canada, Inc.
a Canadian Corporation

	By:	/s/ Hugues Benoit
Hugues Benoit
President &CEO

Dated: February 1, 2016	InoLife Technologies, Inc.
a New York Corporation

	By:	/s/ John Oda
John Oda
President & CEO

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SCHEDULE A

LIST OF 8687544 ASSETS – "INJEX" Intellectual Property.

A.	Design, Specifications and Intellectual Properties of the Needle Free Injector System 505 (for injection of 0.5ml, both reusable and disposable), and One30 (a disposable injection of 0.3).

B.	Regulatory Approvals for the Needle Free Injector (FDA, Health Canada and European). FDA Version Number – M GBA EN FR R01 1209SFR

C.	Any and all marketing materials, presentation, clinical trials, research. Including brand name use.

D.

Any and All Global Rights and Ownership to the Needle Free Injector System and technology referred to as Injex and or its equivalent Generic IP, including but not limited to its designs, its technical know-how, and trade secrets.

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